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(LADD FURNITURE, INC. LOGO)                            NEWS RELEASE
One Plaza Center  Box HP3
High Point, NC 27261-1500                              FOR IMMEDIATE RELEASE
                                                       July 17, 1997

                                                       Contact:  John J. Ong
                                                       (910) 888-6353
                                                       E-mail: ong@nr.infi.net



                   LADD'S SECOND QUARTER EARNINGS INCREASE 42%

         HIGH POINT, NC -- LADD Furniture, Inc. today reported second quarter net earnings of $1.7 million, an increase of 42 percent over the year-earlier quarter's $1.2 million. On a per share basis, second quarter net earnings rose 40 percent, to $0.21 this year from $0.15 in fiscal 1996. For the first six months, net earnings totaled $2.2 million or $0.28 per share this year, which compares with a net loss of $5.8 million or $0.76 per share in the same period of fiscal 1996.
         Net sales increased 2 percent for the second quarter, to $125.6 million, and declined by 4 percent for the first six months, to $248.9 million. However, the 1996 sales include shipments made by former LADD companies which were subsequently divested and, on an "ongoing company" basis, 1997 net sales increased by 6 percent for the second quarter and by 2 percent for the first six months, as compared against the same periods of fiscal 1996.
         Commenting on these results, LADD president and CEO Fred L. Schuermann, Jr. said that business conditions remained subdued in the residential furniture industry during the second quarter. Schuermann said, "Furniture retailers around the country reported generally small same store sales gains or, in some cases, outright declines for the quarter. Our residential furniture companies were affected by this industry sluggishness during the second quarter, but our American of Martinsville contract furniture business enjoyed record sales for the period." He added, "We are very pleased with the earnings progress we made during this year's second quarter," pointing out that the 1996 second quarter earnings included a net pretax gain of approximately $3.9 million, principally relating to LADD's termination of its retiree health care plan effective July 1, 1996. "In other words," Schuermann said, "the fundamental second quarter earnings improvement compared to a year earlier was in excess of $5.5 million before taxes."
         Commenting on the outlook for the remainder of 1997, Schuermann said, "Our order backlog increased by 11 percent during the second quarter, primarily representing follow-through orders from the outstanding April furniture market our residential casegoods and upholstery companies enjoyed this year in High Point. This favorable backlog position should have a positive impact on our overall 1997 second half results."



                                    - over -


                     The LADD family of fine furniture companies
                     -------------------------------------------
                  Lea Industries  *  American Drew  *  Clayton Marcus
        Barclay  *  American of Martinsville  *  Pennsylvania House  *  Pilliod



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         Executive vice president and chief financial officer William S.
Creekmuir reported that LADD's total debt declined to $127.9 million at June 28, 1997 from $129.4 million three months earlier. "This continued the company's recent quarterly debt reduction trend," Creekmuir said, adding, "paying down debt and reducing LADD's financial leverage remains one of management's highest priorities, along with continuing to improve the company's gross profit margin." Creekmuir added that the gross margin rose to 19.3% in the second quarter of 1997 from 17.8% in the first quarter.
         Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care and assisted-living facilities, retirement homes and to governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Stock Market under the symbol LADF.


TABLE FOLLOWS
                                 # # # # # # #

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales growth resulting from the company's new product introductions, in addition to those factors set forth in Item 7 ("Management's Discussion and Analysis") in the company's Form 10-K report for the year ended December 28, 1996.

NOTE: To receive fax copies of recent LADD news releases at no cost, just dial 800-758-5804, extension 501325. These releases are also available via the Internet @www.prnewswire.com ("company news").


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LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)



                                               13 Weeks Ended
                                       June 29, 1996     June 28, 1997


Net sales (1)                          $ 123,483,000      125,572,000
Earnings before interest
  and income taxes                         4,115,000        5,424,000
Interest expense                           3,058,000        2,719,000
Earnings before income taxes               1,057,000        2,705,000
Income tax expense (benefit)                (108,000)       1,055,000
Net earnings                           $   1,165,000        1,650,000
Net earnings per common share          $        0.15             0.21
Weighted average number of
  common shares outstanding                7,722,837        7,737,217


                                                  26 Weeks Ended
                                        June 29, 1996     June 28, 1997

Net sales (1)                          $ 258,743,000      248,940,000
Earnings (loss) before interest
  and income taxes                        (4,884,000)       9,282,000
Interest expense                           5,718,000        5,724,000
Earnings (loss) before income taxes      (10,602,000)       3,558,000
Income tax expense (benefit)              (4,772,000)       1,388,000
Net earnings (loss)                    $  (5,830,000)       2,170,000
Net earnings (loss) per common share   $       (0.76)            0.28
Weighted average number of
  common shares outstanding                7,723,803        7,728,392


The 1996 six-month results reflect the company's sale of its Fournier Furniture business effective February 26, 1996. The 1996 second quarter and six-month results include the company's Daystrom business, which was liquidated during the second half of 1996.

(1) Net sales by business group     Second Quarter        First Six Months
        were as follows (000's):    1996       1997       1996       1997

          Casegoods               $ 67,403     67,622    139,746    136,172
          Upholstery                30,611     29,141     65,380     60,714
          Contract                  20,782     28,809     38,328     52,054
          Divestiture companies      4,687       --       15,289       --
          Total                    123,483    125,572    258,743    248,940





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